Executive Benefits Corporate Owner Application for Life Insurance

B65

(Standard Version)

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.	10/11

The Lincoln National Life Insurance Company Service Office: 350 Church St., - MEM4 Hartford, CT 06103-1106 (hereinafter referred to as “the Company”)

IMPORTANT NOTICE

Since you are applying for insurance, we would like you to know more about our underwriting process and what occurs after you submit your application.

(Please give a copy of these notices to the Proposed Insured.)

THE UNDERWRITING PROCESS

All forms of insurance are based on the concept of risk-sharing. Underwriters seek to determine the level of risk represented by each applicant, and then assign that person to a group with similar risk characteristics. In this way, the risk potential can be spread among all policyholders within a given risk group, assuring that each assumes his fair share of the insurance cost.

Underwriters collect and review risk factors such as age, occupation, physical condition, medical history and any hazardous avocations. The level of risk and premium for the amount of coverage requested is based on this information.

INVESTIGATIVE CONSUMER REPORT

As a part of our routine procedure for processing your initial application, we may request an investigative consumer report. The agency making the report may keep a copy of the report and disclose its contents to others for whom it performs similar services. The report typically includes information such as identity and residence verification, character, reputation, marital status, estimate of net worth and income, occupation, avocations, medical history, habits, mode of living and other personal characteristics. Additional information is usually obtained from several different sources. Confidential interviews are conducted with neighbors, friends, business associates, and acquaintances. Public records are carefully reviewed.

Past experience shows that information from investigative reports usually does not have an adverse effect on our underwriting decision. If it should, we will notify you in writing and identify the reporting agency. At that point, if you wish to do so, you may discuss the matter with the reporting agency.

You have the right to be interviewed as part of any investigative consumer report that is completed. If you desire such an interview, please indicate this at the time your application is submitted. If you request it, we will supply the name, address and telephone number of the consumer reporting agency so you may obtain a copy of the report.

CONTESTABILITY

We strongly urge you to review the completed application closely for accuracy. During the 2 year incontestability period described in the policy, a claim may be denied if the application contains false statements or misrepresentations or fails to disclose material facts. In such a case, the policy could be void and coverage could be lost.

MIB, INC.

Information you provide regarding your insurability or claims will be treated as confidential except that The Company or its reinsurers, may make a brief report of it to MIB, Inc. This is a nonprofit membership organization of life insurance companies which operates an information exchange on behalf of its members. Upon request by another member insurance company to which you have applied for life or health insurance coverage or submitted a claim, MIB, Inc. will provide the information it may have in its file.

Upon receipt of a request from you, MIB, Inc. will arrange disclosure of any information it may have in your file. If you question the accuracy of information in MIB, Inc.’s file, you may contact MIB at: 50 Braintree Hill Park, Suite 400, Braintree, MA 02184-8734. You can reach MIB by phone toll free at (866) 692-6901. (TTY {866} 346-3642)

CORPORATION INFORMATION

1. Corporation Name	2. Taxpayer Identification Number

3. Address (Street, City, State, ZIP)

PLAN ADMINISTRATION CONTACT (Send all correspondence to named contact in Brokers Office of Servicing Agent)

4. Name	5. Telephone Number (include area code)

6. Address (Street, City, State, ZIP)

OWNER DESIGNATION (Select One)

7. ☐ Corporation ☐ Trust (Name of Trust, Trustee and Date of Trust) ☐ Other:

8. Owner Name	9. Taxpayer Identification/Social Security Number

10. Address (Street, City, State, ZIP)

11. Name of Trustee	12. Date of Trust

PAYOR DESIGNATION (Please complete if the Payor is other than the Owner)

13. Payor Name

14. Address (Street, City, State, ZIP)

BENEFICIARY DESIGNATION (Select One)

15. ☐ Corporation

16. ☐ Trust

Name of Trust	Trustee

Date of Trust	TIN

17. ☐ Split Dollar (Enclose a copy of split dollar agreement)

18. ☐ Other:

POLICY INFORMATION

19. Requested Policy Effective Date	20. Billing Frequency
☐ Annual ☐ Semi-Annual ☐ Quarterly ☐ Monthly ☐ Single Premium

21. Basic Plan		22. Death Benefit Option	23. A.B.E. Allocations,
☐ Corporate Universal Life		☐ 1 ☐ 2 ☐ 3	if Selected
☐ Corporate Variable Universal Life			Year 1
Year 2
24. ☐ Guideline Premium Test	25. Planned Premium	26. Other Rider(s) Selected	Year 3
☐ Cash Value Accumulation Test	Funding Schedule	Term %	Year 4
	☐ Number of Years		Year 5
	☐ Pay to Age		Year 6
Year 7+
27. Coverage Information: (Select one) Specified Amount $ ☐ See attached Census		Loan Spread Rider, if Selected ☐ Option 1 ☐ Option 2 ☐ Option 3	See attached schedule if more than 7 years.

OTHER CORPORATE OWNED/SPONSORED INSURANCE

28.  Are you considering stopping premium payments, surrendering, replacing, forfeiting, assigning to the insurer or reducing your benefit under an existing policy or annuity, or are you considering using or borrowing funds from your existing policies or annuities to pay premiums due on the new or applied for policy? ☐ Yes ☐ No
(If “Yes”, please complete and sign all replacement forms.)

29.  Amount of all life insurance presently in force or applied for. If none, check this box: ☐
Please indicate the Type of coverage: Business (B); Key Person (K).

Company	Face Amount	Policy Number	Issue Date (mm/dd/yy)	Replacement or Change of Policy?	1035 Exchange	Type
	$			☐ Yes ☐ No	☐ Yes ☐ No
	$			☐ Yes ☐ No	☐ Yes ☐ No
	$			☐ Yes ☐ No	☐ Yes ☐ No
	$			☐ Yes ☐ No	☐ Yes ☐ No

Please attach a list of any other additional insurance on a separate sheet. What is the total amount of new life insurance coverage that will be placed in force with all companies including this application? $

SUITABILITY - COMPLETE THIS SECTION IF VUL ONLY

30. Type of Business:

31. Approximate net annual income ☐ Under $1,000,000 ☐ $1,000,0001 to $10,000,000 ☐ 10,000,001 to $50,000,000 ☐ Over $50,000,000

32. Total Assets ☐ Under $1,000,000 ☐ $1,000,0001 to $10,000,000 ☐ 10,000,001 to $50,000,000 ☐ Over $50,000,000

33. Investment Objectives (check all applicable objectives) ☐ Capital Preservation ☐ Current Income ☐ Growth ☐ Tax Advantage/Deferral ☐ Growth and Income ☐ Other (please specify):

34. Please provide a brief description of your insurance objective in obtaining this coverage:

35. Source of Premium Dollars: (check one) ☐ Corporate ☐ Individual ☐ Trust

36.  Does the Policy Owner have any affiliation with, or work for, a member of a Stock Exchange or the National Association of Securities Dealers, Inc., or other entity in dealing as agent or principal in securities? (If “Yes”, provide the name and address of the company below.) ☐ Yes   ☐ No
Company Name and Address:

SUITABILITY - COMPLETE THIS SECTION IF VUL ONLY (Continued)

37.  Have the proper corporate resolutions been adopted authorizing the acquisition of this coverage and exercise of rights there under?   Lincoln Life reserves the right to require you to provide a copy of such resolutions.

☐ Yes ☐ No

38. Have you, the Owner, received a current Prospectus, or equivalent document for the policy applied for and have you had sufficient time to review?	☐ Yes ☐ No

39. Do you understand that the amount and duration of the death benefit may increase or decrease depending on the investment performance of funds in the Separate Account?	☐ Yes ☐ No

40. Do you understand that the cash value may increase or decrease depending on the investment performance of the funds held in the Separate Account?	☐ Yes ☐ No

41. With this in mind, do you believe that the policy applied for is in accord with your insurance objective and your anticipated financial needs?	☐ Yes ☐ No

CASH VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT. THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS.

SERVICE OFFICE ENDORSEMENTS (For Company Use Only. We will attach additional documentation as needed.)

TRUST VERIFICATION

I/We hereby certify that the Trustee(s) named in this application are the Trustee(s) for the named Trust, which is in full force and effect. The Company assumes no obligation to inquire into the terms of any trust agreement affecting this policy and shall not be held liable for any party’s compliance with the terms thereof. The Company may rely solely upon the signature(s) of the Trustee(s) named in this application to any receipt, release or waiver, or to any transfer or other instrument affecting this policy or any options, privileges or benefits thereunder. Unless otherwise indicated, the signature(s) of all Trustee(s) named, or their successors, will be required to exercise any contractual right under the policy. The Company shall have no obligation to see to the use or application of any funds paid to the Trustee(s) in accordance with the terms of the policy. Any such payment made by the Company to the Trustee(s) shall fully discharge the Company with respect to any amounts so paid.

STATE DISCLOSURE

Any person who, with intent to defraud or knowing that he/she is facilitating fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

AGREEMENT AND ACKNOWLEDGEMENT

The Signatures below represent the following:

Under penalties of perjury, I/We certify that (a) the tax identification or social security numbers as provided by me are correct; and (b) the holders of said numbers are not subject to any backup withholding or U.S. Federal income tax.

Each of the Undersigned declares that:

1.    This Application consists of a) this Executive Benefits Corporate Owner Part I Application; b) the individual Consent to be Insured form (Guaranteed Issue), or Modified Simplified Consent form (Modified SI), or Part II (Simplified or Fully Underwritten) Applications; c) Part III Medical Application, if required; any amendments to the Application attached thereto; and d) any supplements, all of which are required by the Company for the plan, amount and benefits applied for. This Application for Life Insurance – Part I, Part II, Modified Simplified Consent or Consent to be Insured form are fully completed.

2.    I/We further agree that coverage will take effect under the Policy only when: 1) initial premium has been received; 2) the initial premium has been paid in full during the lifetime of the Proposed Insured; and 3) the Proposed Insured remains in the same state of health and insurability as described in each consent or application form that was completed to determine eligibility at the time conditions 1) and 2) are met.

3.    If this is a request to exercise an option in an existing policy, the request will become effective in accordance with the terms of that option. If this is a request for change, any and all values may be used to pay for the change and to repay any loan indebtedness. The changed policy will be subject to any loan indebtedness not repaid. Any assignment in effect at the time of this request will apply to any new insurance issued.

4.    For employer owned life insurance policies, the Owner hereby acknowledges its sole responsibility for ensuring that it complies with all legal and regulatory requirements related to life insurance it purchases on its employees, including appropriate disclosure to each employee whose life is insured under such a life insurance policy.

5.    No agent, broker or medical examiner has the authority to make changes or modify any Company contract or to waive any of the Company’s requirements.

AGREEMENT AND ACKNOWLEDGEMENT (Continued)

6.    I/WE HAVE READ, or have had read to me, the completed Application before signing. All statements and answers in this application are correctly recorded, and are full, complete and true. I confirm that upon receipt of the contract I will review the answers recorded on the application. I will notify the Company immediately if any information in the application is incorrect. Caution: If your answers on this application are incorrect or untrue, the Company may have the right to deny benefits or rescind coverage under the policy and any riders attached to it.

7.    Corrections, additions or changes to this Application may be made by the Company. Any such changes will be shown under “Service Office Endorsements”. Acceptance of a policy issued with such changes will constitute acceptance of the changes. No change will be made in classification (including age at issue), plan, amount, or benefits unless agreed to in writing by the Applicant.

List Individuals authorized to sign for the Owner:

Printed Name	Title	Signature

Printed Name	Title	Signature

If there are additional individuals who should be authorized to sign on behalf of the Owner please send/attach a separate listing.

SIGNATORY SECTION

Signature of Applicant/Owner/Trustee	Date

Officer’s Title if policy is owned by a Corporation

Signed at (City and State)

1)             Based on information obtained from the Owner, I believe the investment is suitable for the Owner’s objectives.

2)             To the best of my knowledge, the source of funding for this policy does not include: (1) a non-recourse premium financing loan; or (2) any arrangement, other than a premium financing loan, which involves any person or entity with an interest in the potential for earnings based on the provision of funding for the policy.

3)             Does the applicant have any existing life insurance policies or annuities? ☐ Yes  ☐ No

4)             Do you know or have you any reason to believe that replacement of insurance is involved? ☐ Yes  ☐ No

If a replacement is involved, I certify that only company approved sales materials were used in this sale and that copies of all sales materials were left with the applicant.

I declare that I have accurately answered all questions contained in this section.

I declare that I have provided each Proposed Insured and Owner(s) with the Important Notice as well as a copy of the Privacy Practices Notice.

Signature of Broker, Agent or Licensed Representative	Name of Broker, Agent or Licensed Representative (Please Print)	Date